Articles of Incorporation
                              (Pursuant to NRS 78)
                                 STATE OF NEVADA
                               Secretary of State


1. Name of Corporation: FRANKLIN LAKE RESOURCES INC.
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2.  Resident Agent:  Michael A. Cane
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                     2300 W. Sahara Ave, Suite 500, Box 18, Las Vegas, NV  89102
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3.  Shares: (Number of shares corporation is authorized to issue)

         Number of shares with par value:   See Addendum      Par value:  .001
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         No. without par value:   0
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4.   Governing Board: shall be styled as:     x   Directors        Trustees
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         The FIRST BOARD OF DIRECTORS shall consist of  5   members, as follows:
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          See Addendum

5.       Purpose: (optional): The purpose of this corporation shall be:

6. Other Matters: This form includes the minimal statutory requirements to incorporate under NRS 78. You may attach additional information pursuant to NRS 78.037 or any other information you deem appropriate. If any of the additional information is contradictory to this form it cannot be filed and will be returned to you for correction.

Number of pages attached   2
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7.   Signatures of Incorporators:

             Michael A. Cane
             2300 W. Sahara Ave, Suite 500, Box 18, Las Vegas, NV  89102
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             State of Nevada, County of Clark
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      This instrument was acknowledged before me on October 2, 2001, by Michael
      A. Cane, as incorporator of Franklin Lake Resources Inc.


[ NOTARY SEAL ]


8.        Certificate of Acceptance of Appointment of Resident Agent:

     I, Michael A. Cane, hereby accept appointment as resident agent for the above corporation.


            "Michael A. Cane"                        October 24, 2001
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       Signature of Resident Agent                         Date

                      ADDENDUM TO ARTICLES OF INCORPORATION
                          FRANKLIN LAKE RESOURCES INC.

Section  Three--Shares

The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist is 50,000,000 shares as follows:

5,000,000 shares of Preferred Stock, $0.001 par value per share, which shares may be divided into two or more classes, each having such terms and conditions as the Board of Directors may from time to time determine; and

45,000,000 shares of Common Stock, $0.001 par value per share.

Shares of any class of stock of the Corporation may be issued for such consideration and for each corporate purpose as the Board of Directors may from time to time determine. The capital stock, after the amount of the subscription price (which shall not be less than the par value) has been paid in, shall not be subject to any assessments.

Section  Four - Governing Board

Stanley Combs              172 Starlite Street, South San Francisco, CA 94080
Father Gregory Ofiesh      172 Starlite Street, South San Francisco, CA 94080
Robert Chatwin             172 Starlite Street, South San Francisco, CA 94080
Maher Moussa               172 Starlite Street, South San Francisco, CA 94080
John van Engelen           172 Starlite Street, South San Francisco, CA 94080

Subsection 6 (a) - Indemnification
Section 6 - Other Matters

1. Every person (hereafter "Indemnitee") who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed, action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation as a Director or Officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the Nevada Revised Statutes, as amended from time to time, against all expenses, liabilities, and losses (including attorneys' fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such Indemnitee. Such right of indemnification shall not be exclusive of any other right which such Indemnitee may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaws, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

2. The Corporation will, upon obtaining approval as required by the Nevada Revised Statutes, Section 78.751, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorney's fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final judicial decision in which no further judicial appeal is available that the Indemnitee is not entitled to be indemnified for such expenses.

3. The Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, or as a representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability.

4. No Indemnitee shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, Officer or other Representative, except for liability: (i) for the payment of unlawful dividend distributions, and (ii) for acts and omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law. The Bylaws of the Corporation shall not eliminate or limit the liability of a Director, Officer or other Representative for monetary damages for breach of loyalty.

Subsection6(b)--Addendum of Bylaws

     The Board of Directors shall have the power an authority to make and alter, or to amend or repeal, the Bylaws not inconsistent with this Articles of Incorporation.

Dated this 24th day of October, 2001

By: /s/MICHAEL A. CANE
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Michael A. Cane Esq., Incorporator
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2300 W. Sahara Ave., Suite 500
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Box 18
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Las Vegas Nevada
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